Exhibit 99.1

PTS, Inc. (PTSH) to Acquire Majority Control of ThinLine Technology Group

Atlanta GA, Nov 3, 2010 – PTS, Inc. (PTSH) has entered into a Share Exchange Agreement pursuant to which PTSH will acquire 70% of ThinLine Technology Group at the closing.  Closing shall occur as soon as PTSH receives satisfactory audited financials from ThinLine, but not later than December 31, 2010.

ThinLine Technology Group (www.thinlinegroup.com) manages, markets and maintains the IT and VOIP infrastructure for small and medium business (SMB market) and provides Private Cable Operators (PCO market) private label billing and call center support. At present, the company services over 21,000 clients on behalf of Private Cable Operators over 400 apartment properties across the United States.

The company consists of three divisions of expertise that provides one-stop solutions for customers’ technology needs across a broad spectrum of marketing, support and technology services:

ThinLine IT: providing CTO services and consulting, remote server and desktop support, disaster recovery, hosted exchange, software development, mobile application development and managed IT services.

ThinLine Connect: providing Internet and communications system consulting, business VoIP, hosted PBX technology, web-based CRM tools, and white-label call center support services.

ThinLine Interactive: providing local search marketing, social media marketing consulting, pay-per-click marketing, web hosting, web development and optimization, and mobile (SMS) marketing.

“This acquisition is of significant importance for PTSH. This addition continues the company’s mission to reorganize and focus on developing and growing across multiple verticals. We shall continue to pursue our business model of growing our business throughout Technology, Retail and Finance under the company umbrella. This strategy will help diversify income and allow the company to grow utilizing the managed service model,” states Marc Pintar, CEO.

In other company news and events: In concert with today’s merger news, PTS, Inc. will shortly announce its new officers directors and board members, replacing current interim management.

More updates will be provided shortly.

Safe Harbour Statement

Information in this news release may contain statements about future expectations, plans, prospects or performance of PTS Inc., that constitute forward-looking statements for purposes of the safe harbour provisions under the Private Securities Litigation Reform Act of 1995. The words or phrases "can be," "expects," "may affect," "believed," "estimate," "project," and similar words and phrases are intended to identify such forward-looking statements. PTS Inc. cautions you that any forward-looking information provided by or on behalf of PTS, Inc. is not a guarantee of future performance. None of the information in this press release constitutes or is intended as an offer to sell securities or investment advice of any kind. PTS Inc.'s actual results may differ materially from those anticipated in such forward-looking statements as a result of various important factors, some of which are beyond PTS Inc.'s control. In addition to those discussed in PTS, Inc.'s press releases, public filings, and statements by PTS, Inc., Inc.'s management, including, but not limited to, PTS, Inc.'s estimate of the sufficiency of its existing capital resources, PTS, Inc.'s ability to raise additional capital to fund future operations, PTS, Inc.'s ability to repay its existing indebtedness, the uncertainties involved in estimating market opportunities and, in identifying contracts which match PTS, Inc.'s capability to be awarded contracts. All such forward-looking statements are current only as of the date on which such statements were made. PTS, Inc. does not undertake any obligation to publicly update any forward-looking statement to reflect events or circumstances after the date on which any such statement is made or to reflect the occurrence of unanticipated events.

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